Exhibit 5.1

PS International Group Ltd.	D	+852 3656 6054 / +852 3656 6061
	E	nathan.powell@ogier.com / florence.chan@ogier.com

Reference: FYC/AGC/507008.00001

30 May 2024

Dear Sirs

PS International Group Ltd. (the Company)

We have been requested to provide you with an opinion on matters of Cayman Islands law in relation to the Company’s registration statement filed with the Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended (the Securities Act), on Form F-4, such registration statement including all amendments or supplements to such form filed with the Commission (the Registration Statement). The Registration Statement relates to the transactions contemplated in the business combination agreement dated 27 December 2023 (the Agreement) by and among the Company, AIB Acquisition Corporation (the SPAC), PSI Group Holdings Ltd 利航國際控股有限公司 (the Target), AIB LLC, PSI Merger Sub I Limited and PSI Merger Sub II Limited, pursuant to which the Company will issue the following securities as will be determined in accordance with the Agreement:

(a)	such number of ordinary shares with US$0.0001 par value each of the Company (each an Ordinary Share) to the securities holders of the SPAC (including, without limitation, the Ordinary Shares issuable to the existing rights holder of the SPAC) (collectively, the SPAC Shares) as set out in the Registration Statement and in accordance with the terms of the Agreement; and

(b)	such number of Ordinary Shares to (i) the existing shareholders of the Target (the Company Consideration Shares); (ii) Maxim Group LLC and/or its affiliates in lieu of deferred underwriting fees payable and as payment for the buy-side advisory services; and (iii) the Target’s financial advisor as payment for its advisory services to the Target (collectively, the Compensation Shares, and together with the SPAC Shares and the Company Consideration Shares, the Offering Shares) as set out in the Registration Statement and in accordance with the terms of the Agreement.

This opinion letter is given in accordance with the terms of the legal matters section of the Registration Statement.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in the Registration Statement. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier Providing advice on British Virgin Islands, Cayman Islands and Guernsey laws Floor 11 Central Tower 28 Queen’s Road Central Central Hong Kong T +852 3656 6000 F +852 3656 6001 ogier.com	Partners Nicholas Plowman Nathan Powell Anthony Oakes Oliver Payne Kate Hodson David Nelson Justin Davis Florence Chan*	Lin Han† Cecilia Li** Rachel Huang** Joanne Collett** Richard Bennett**‡ James Bergstrom‡ Marcus Leese‡	* admitted in New Zealand † admitted in New York ** admitted in England and Wales ‡ not ordinarily resident in Hong Kong

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents and conducted the searches listed in Schedule 1. We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Statutory Books (as defined below) and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and the Registration Statement conform in every material respect to the latest drafts of the same produced to us and, where the Registration Statement has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolutions (as defined below) remain in full force and effect and have not been amended, varied or revoked in any respect and each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving, among other things, the Agreement and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Agreement which has not been properly disclosed in the Board Resolutions;

(g)	the maximum number of the Offering Shares to be issued by the Company pursuant to the Agreement and the Registration Statement would not exceed the Company’s then authorised share capital and the consideration payable for such shares shall not be less than the aggregate par value of such number of shares;

(h)	neither the directors of the Company or the shareholders of the Company have taken any steps to appoint a liquidator of the Company and no receiver has been appointed over any of the Company’s property or assets; and

(i)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 2 and the limitations set forth below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing in the Cayman Islands.

Corporate power

(b)	The Company has all requisite powers under the Memorandum and Articles and the Amended MAA, which will be effective upon Closing (as defined in the Agreement) to authorise and issue the Ordinary Shares as contemplated by the Registration Statement and the Agreement.

Corporate authorisation

(c)	The Company has taken all requisite corporate actions to authorise the issuance of Offering Shares as contemplated by the Registration Statement and the Agreement.

Validity of issuance of the Offering Shares

(d)	The Offering Shares to be offered and issued by the Company as contemplated by the Registration Statement and the Agreement have been duly authorised for issue and when:

(i)	issued by the Company against payment in full of the consideration thereof in accordance with the terms set out in the Registration Statement, the Agreement and the Company’s then effective memorandum and articles association; and

(ii)	such issuance of the Offering Shares has been duly registered in the Company’s register of members as fully paid shares,

will be validly issued, fully paid and non-assessable.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Agreement to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document (other than the Memorandum and Articles of Association (as defined below)) entered into by or binding on the Company.

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Who can rely on this opinion

6.1	This opinion may be used only in connection with the offering of the Offering Shares while the Registration Statement is effective. With the exception of your professional advisers (acting only in that capacity) pursuant to the Registration Statement, it may not be relied upon by any person, other than persons entitled to rely upon it pursuant to the provisions of the Act, without our prior written consent.

6.2	We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the reference to this firm in the Registration Statement under the heading “Legal Matters”.

Yours faithfully

/s/ Ogier
Ogier

SCHEDULE 1

List of Documents Examined

1	The certificate of incorporation of the Company dated 12 September 2023 issued by the Registrar of Companies.

2	The memorandum and articles of association of the Company dated 12 September 2023 (the Memorandum and Articles of Association).

3	The draft form of the amended and restated memorandum and articles of association of the Company appended to the Registration Statement to be adopted by the Company with effect from the Closing (as defined in the Agreement) (the Amended MAA).

4	The written resolutions of the sole director of the Company dated 27 December 2023 and 23 May 2024, respectively (the Board Resolutions).

5	The written resolutions of the sole shareholder of the Company dated 23 May 2024 (the Board Resolutions).

6	The register of members of the Company dated 5 October 2023 (the Register of Members).

7	The register of directors and officers of the Company dated 5 October 2023 (the Register of Directors, and together with the Register of Members, the Statutory Books).

8	A certificate from a director of the Company dated 28 May 2024 as to certain matters of fact (the Director’s Certificate).

9	The Registration Statement.

10	The Agreement.

11	The Register of Writs maintained by the office of the Clerk of Courts in the Cayman Islands as inspected by us on 24 May 2024.

12	Results of the search conducted online through the CORIS (Cayman Online Registry Information System) as maintained by the Ministry of Financial Services of Cayman Islands Government in respect of the Company dated 24 May 2024.

SCHEDULE 2

Qualifications

Register of Writs

1	Our examination of the Register of Writs cannot conclusively reveal whether or not there is:

(a)	any current or pending litigation in the Cayman Islands against the Company; or

(b)	any application for the winding up or dissolution of the Company or the appointment of any liquidator or trustee in bankruptcy in respect of the Company or any of its assets,

as notice of these matters might not be entered on the Register of Writs immediately or updated expeditiously or the court file associated with the matter or the matter itself may not be publicly available (for example, due to sealing orders having been made). Furthermore, we have not conducted a search of the summary court. Claims in the summary court are limited to a maximum of CI $20,000.